Exhibit 2.2A

AMENDMENT NO. 1

TO THE BYLAWS OF

ESCALATE WEALTH REIT I, INC.

1.       The Bylaws of Escalate Wealth REIT I, Inc. (the “Company”) are hereby amended solely to reflect the change in the name of the Company by substituting “Elevate.Money REIT I, Inc.” for “Escalate Wealth REIT I, Inc.” wherever “Escalate Wealth REIT I, Inc.” is set forth in the Bylaws.

2.       Except as set forth in this Amendment No. 1 to the Bylaws, the Bylaws remain in full force and effect.

3.       This Amendment No. 1 to the Bylaws was approved by the Board of Directors of the Company on March 25, 2021 and shall become effective at 8 a.m. Pacific Time on May 10, 2021.